UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2016

ARGOS THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35443	56-2110007
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4233 Technology Drive
Durham, North Carolina 27704

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (919) 287-6300

None

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Departure of Director

On June 10, 2016, Alexey Vinogradov resigned from Argos Therapeutics, Inc.’s (the “Company”) Board of Directors (the “Board”). There were no disagreements between Dr. Vinogradov and the Company or any officer or director of the Company which led to Dr. Vinogradov’s resignation. Dr. Vinogradov had served on the Board since February 2014.

Election of Director

Also on June 10, 2016, following the resignation of Dr. Vinogradov from the Board, the Board elected Igor Krol, effective immediately, as a director of the Company, to fill the vacancy resulting from the resignation of Dr. Vinogradov, and to serve as a Class I director of the Company, with a term expiring at the Company’s 2018 Annual Meeting of Stockholders.

In accordance with the Company's current non-executive director compensatory arrangements, Mr. Krol (a) received an initial grant of an option to purchase 11,000 shares of the common stock, $0.001 par value per share, of the Company (“Common Stock”) upon his election to the Board, at an exercise price equal to the closing share price of the Common Stock on the NASDAQ Global Market on June 13, 2016, which becomes exercisable on a quarterly basis over the course of three years, subject to continued service to the Company, and remains exercisable thereafter until the tenth anniversary of the date of grant, (b) will receive a $35,000 annual cash retainer, and (c) will be eligible for committee fees, if applicable. Mr. Krol was not appointed to any committees of the Board.

Mr. Krol entered into an indemnification agreement (the “Indemnification Agreement”) with the Company. The Indemnification Agreement is in the same form as the form of indemnification agreement that the Company has entered into with its other directors and provides that the Company will indemnify the relevant director for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as a director.

There are no arrangements or understandings between Mr. Krol and any other person pursuant to which Mr. Krol was elected as a director.

Mr. Krol is affiliated with Pharmstandard International S.A., one of the Company’s principal stockholders and an investor under the previously disclosed Securities Purchase Agreement dated as of March 4, 2016, pursuant to which the Company agreed to issue and sell to the investors an aggregate of up to $60 million of the Company’s Common Stock and warrants to purchase shares of the Company’s Common Stock.

Compensatory Arrangements of Certain Officers

On June 10, 2016, as part of the Company’s program of annual equity awards, the Compensation Committee of the Board (the “Compensation Committee”) authorized the grant of equity awards to the Company’s executive officers, effective on June 13, 2016. In addition to the authorization of the grant of stock options to each of the Company’s executive officers, the Compensation Committee also granted to each of Jeffrey D. Abbey, the Company’s President and Chief Executive Officer, and Charles Nicolette, Ph.D., the Company’s Vice President of Research and Development and Chief Scientific Officer, effective on June 13, 2016, restricted stock units (“RSUs”) for a number of shares of Common Stock to be calculated on June 13, 2016 by dividing $65,000 by the closing share price of the Common Stock on the NASDAQ Global Market on June 13, 2016. The RSUs vest over a one year period in 12 equal monthly installments on the last day of each calendar month with the first installment vesting on June 30, 2016. Per the terms of the RSU Awards, if the Company terminates Mr. Abbey’s or Dr. Nicolette’s employment without cause or if they terminate their employment with the Company for good reason in accordance with the terms of the their respective employment agreements, the vesting of the RSUs shall be accelerated in full.

Also on June 10, 2016, the Company entered into an amended and restated employment agreement (the “Employment Agreement”) with Joan C. Winterbottom, the Company’s Vice President and Chief Human Resources Officer. Under the Employment Agreement, Ms. Winterbottom will receive an annual base salary over the one year period commencing on June 16, 2016 (the “Term”) of $294,000, $240,000 of which will be paid in cash in accordance with the regular payroll practices of the Company, and $54,000 of which will be paid in the form of a restricted stock grant to be granted to Ms. Winterbottom. The number of shares of restricted stock to be granted to Ms. Winterbottom will be calculated by dividing $54,000 by the closing share price of the Common Stock on the NASDAQ Global Market on June 13, 2016. The restricted stock award is subject to a lapsing right of repurchase in the Company’s favor, which right will lapse over the Term in 12 equal monthly installments on the last day of each month during the Term with the first installment lapsing on June 30, 2016.

As of June 16, 2017, Ms. Winterbottom’s annual base salary will be adjusted to $290,000, and will be payable in cash, less applicable taxes and deductions.

Additionally, under the Employment Agreement, Ms. Winterbottom is eligible to receive an annual performance cash bonus of up to $101,500 for 2016, up to $101,500 or 35% of her total annual base compensation, whichever is higher, for 2017, and up to 35% of her annual base salary in future years. The bonus will be determined based on the achievement of corporate objectives and Ms. Winterbottom’s individual performance, as determined by the Board in its sole discretion. Ms. Winterbottom must be employed by the Company on the date the bonus is paid in order to be eligible for and receive such bonus.

Additionally, upon execution and effectiveness of a separation agreement and release of all claims by Ms. Winterbottom, Ms. Winterbottom would be entitled to the following severance payments and benefits if her employment is terminated under specified circumstances pursuant to the terms of the Employment Agreement:

•             If the Company terminates Ms. Winterbottom’s employment without cause or if she terminates her employment with the Company for good reason in accordance with the terms of the Employment Agreement, she is entitled to receive from the Company (a) an amount equal to nine months of her then annual base salary, payable in equal semi-monthly installments in accordance with the Company’s payroll practices, (b) standard health insurance coverage for a period of nine months, subject to such benefits being available to non-employees and (c) the acceleration in full of the restricted stock award granted to Ms. Winterbottom in lieu of her annual bonus for 2015 and of the restricted stock award granted to Ms. Winterbottom on June 13, 2016. If standard health insurance coverage is not available to non-employees under the Company’s sponsored plan, the Company will reimburse Ms. Winterbottom in an amount equal to the cost of the premium for coverage under a medical plan at the same level and on the same terms and conditions in place immediately before her termination.

•             If the Company terminates Ms. Winterbottom’s employment without cause or if she terminates her employment with the Company for good reason in accordance with the terms of the Employment Agreement, in either case within 90 days before or six months after a “change in control event” as defined in the Company’s 2014 stock incentive plan, and such event also constitutes a “change in control event” within the meaning of the regulations promulgated under Section 409A of the Internal Revenue Code, as amended (the “Code”), in addition to the payments and benefits specified above, Ms. Winterbottom will be entitled to receive from the Company an amount equal to nine months of her target bonus for the year in which her employment terminates, payable in nine equal monthly installments in accordance with the Company’s payroll practices.

•             If required by Section 409A of the Code, the payments the Company is required to make to Ms. Winterbottom in the first six months following the termination of her employment under the Employment Agreement will be made as a lump sum on the date that is six months and one day following such termination.

Item 5.07	Submission of Matters to a Vote of Security Holders

The Company held its Annual Meeting of Stockholders on June 10, 2016. The following is a summary of the matters voted on at that meeting.

a)	The stockholders of the Company elected Hubert Birner, Ph.D. and Robert F. Carey as class II directors, each for a three-year term expiring at the annual meeting of stockholders to be held in 2019, or until his successor has been duly elected and qualified. The results of the stockholders’ vote with respect to the election of class II directors were as follows:

Name	Votes For	Votes Withheld	Broker Non- Votes

Hubert Birner, Ph.D.	15,337,926	102,177	5,423,819
Robert F. Carey	15,424,582	15,521	5,423,819

b)	The stockholders of the Company ratified the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016. The results of the stockholders’ vote with respect to the ratification of such appointment were as follows:

For	Against	Abstain	Broker Non-Votes
20,852,689	7,281	3,952	0

c)	The stockholders of the Company approved the potential issuance and sale of up to $10,292,563 of shares of the Company’s common stock to Pharmstandard International S.A. pursuant to the third tranche under the Securities Purchase Agreement dated March 4, 2016 at a price equal to the fair market value of the Company’s Common Stock at a time when the fair market value of the Company’s Common Stock is less than $5.35 per share, which shares may exceed 20% or more of the Company’s outstanding Common Stock, in accordance with NASDAQ listing rules 5635(c) and (d).

For	Against	Abstain	Broker Non-Votes
15,172,114	256,915	11,074	5,423,819

Item 8.01	Other Events

On June 13, 2016, the Company announced that the independent data monitoring committee (the “IDMC”) for the Company’s pivotal Phase 3 ADAPT clinical trial of AGS-003 for the treatment of metastatic renal cell carcinoma has recommended that the ADAPT trial continue based on results of the IDMC’s scheduled interim data review. The next IDMC meeting is being planned to coincide with the Genitourinary Cancers Symposium in February 2017.

The Company has enrolled a total of 462 metastatic renal cell carcinoma patients in the ADAPT trial to date. Based on internal projections, the Company believes that it has reached more than half of the targeted number of events for the ADAPT trial’s overall survival primary endpoint, and the Company anticipates having a sufficient number of events to permit the primary analysis and assessment of overall survival to occur in the first half of 2017.

The positive outcome from the IDMC’s review of the ADAPT trial data triggers the second tranche of the financing under the Company’s previously announced Securities Purchase Agreement, dated as of March 4, 2016. Upon the closing of the second tranche, which is expected to occur within 30 days, the Company will receive a total of $29,824,520 from the sale of a total of 5,478,672 shares of Common Stock and warrants to purchase a total of 4,109,005 shares of Common Stock.

Cautionary Note on Forward Looking Statements

Any statements in this Current Report on Form 8-K about the Company’s future expectations, plans and prospects, including statements about the expected and potential future closings of the March 2016 financing, future operations, clinical development of the Company’s product candidates, expectations regarding future clinical trials and future expectations and plans and prospects for the Company and other statements containing the words "believes," "anticipates," "estimates," "expects," "intends," "plans," "predicts," "projects," "targets," “may,” "potential," "will," "would," "could," "should," "continue," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including whether the conditions for the potential future closings under the March 4, 2016 securities purchase agreement will be satisfied; whether the Company’s cash resources will be sufficient to fund its continuing operations for the periods anticipated; whether results obtained in clinical trials will be indicative of results obtained in future clinical trials; whether the IDMC’s recommendation to continue the ADAPT trial will be indicative of the results of the trial; whether AGS-003 and the Company’s other product candidates will advance through the clinical trial process on a timely basis; whether the results of such trials will warrant submission for approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies; whether the Company’s product candidates will receive approval from regulatory agencies on a timely basis or at all; whether, if product candidates obtain approval, they will be successfully distributed and marketed; and other factors discussed in the "Risk Factors" section of the Company’s Form 10-Q for the quarter ended March 31, 2016, which is on file with the SEC, and in other filings the Company makes with the SEC from time to time. In addition, the forward-looking statements included in this Current Report on Form 8-K represent the Company’s views as of the date hereof. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARGOS THERAPEUTICS, INC.

Date: June 13, 2016	By:	/s/ Lori R. Harrelson
Lori R. Harrelson
Vice President of Finance